Exhibit 10.5

SALES CONTRACT

This Sales Contract (this “Contract”) is entered into as of the [DATE] (the “Effective Date”), by and among/between:

BETWEEN:	Creative Global Technology Limited (the “Seller”), located at: Unit 03, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong

AND:	[Company Name] (the “Buyer”), located at: [Company Address]

Each Seller and Buyer may be referred to as a “Party” and collectively as the “Parties”, both of whom agree to be bound both by this Contract and the Addendum that it pertains to.

THEREFORE, the Parties agree as follows:

1.	Sale of Goods. The Seller agrees to sell, and Buyer agrees to purchase the items stated in the Addendum to Sales Contract (the “Addendum”) with quantities and prices (the “Goods”).

2.	Delivery. Seller shall notify and make the Goods available for Buyer to pick-up on at the following address: Unit 03, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The Goods shall be deemed delivered when the Buyer has accepted delivery at the above-referenced location. The shipping method shall be determined by the Buyer who shall be responsible for any shipping costs.

3.	Payment. (Check one)

☒ Send an invoice. Seller shall invoice Buyer upon the shipment of the Goods. Unless otherwise stated, payment for the Goods is due within ten (10) days of the date of Seller’s invoice, which date will not be before the date of Seller’s delivery of the Goods. If Buyer fails to make a payment due under this Agreement within five (5) days after the payment’s due date will be subject to a five percent (5%) late payment penalty.

☐ According to a schedule. Payment for the Goods will be by (Check one) ☐ wire transfer ☐ other: ________________, according to the following schedule: (Check all that apply)

☐ Down payment. $______________ upon the execution of this Agreement.

☐ Payment for the Goods.

Full payment: $______________ upon Buyer’s acceptance of the Goods.

Installments: $______________ on _______________ [Due day of installment payments], until the purchase price has been paid in full.

4.	Inspection of Goods & Rejection. The Buyer is entitled to inspect the Goods upon delivery. If the Goods are unacceptable for any reason, the Buyer must reject them at the time of delivery. If the Buyer has not rejected the Goods on the date of delivery, the Buyer shall have waived any right to reject that specific delivery of Goods. In the event the Buyer rejects the Goods, the Buyer shall allow the Seller a reasonable time to cure the deficiency. A reasonable time period shall be determined by the Seller.

5.	Risk of Loss. Risk of loss will be on the Seller until the time when the Buyer accepts delivery. The Seller shall maintain any and all necessary insurance in order to insure the Goods against loss at the Seller’s own expense.

6.	Title. Title to the Goods will remain with the Seller until the Buyer accepts delivery.

7.	Excuse for Delay or Failure to Perform. The Seller will not be liable to the Buyer for any delay, non-delivery or default of this Agreement due to labor disputes, transportation shortage, delay or shortage of materials to produce the Goods, fires, accidents, Acts of God, or any other causes outside of the Seller’s control. The Seller shall notify the Buyer immediately upon realization that it will not be able to deliver the Goods as promised. Either Party may terminate this Agreement upon such notice.

8.	Termination. This Agreement may be terminated at any time by either Party upon written notice to the other Party. The Buyer will be responsible for payment of all Goods delivered and accepted up to the date of termination.

9.	Warranties. THE GOODS ARE SOLD ‘AS IS’. THE SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.	Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY DAMAGES RESULTING FROM ANY PART OF THIS AGREEMENT SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFIT OR LOST BUSINESS, COSTS OF DELAY OR FAILURE OF DELIVERY, WHICH ARE NOT RELATED TO OR THE DIRECT RESULT OF A PARTY’S NEGLIGENCE OR BREACH.

11.	Severability. In the event any provision of this Agreement is deemed invalid or unenforceable, in whole or in part, that part shall be severed from the remainder of the Agreement and all other provisions should continue in full force and effect as valid and enforceable.

12.	Waiver. The failure by either Party to exercise any right, power, or privilege under the terms of this Agreement will not be construed as a waiver of any subsequent or future exercise of that right, power, or privilege or the exercise of any other right, power, or privilege.

13.	Remedies and Legal Fees. In the event of a dispute, the Buyer’s sole remedy for any and all losses or damages resulting from defective Goods or from any other cause will be for the purchase price of the particular Goods with respect to which losses or damages are claimed, plus any shipping costs paid by the Buyer. In the event such dispute results in legal action, the successful Party will be entitled to its legal fees, including, but not limited to its attorneys’ fees.

14.	Legal and Binding Agreement. This Agreement is legal and binding between the Parties as stated above. This Agreement may be entered into and is legal and binding in the Hong Kong Special Administrative Region of the People’s Republic of China (the “HKSAR”). The Parties each represent that they have the authority to enter into this Agreement.

15.	Governing Law and Jurisdiction. The Parties agree that this Agreement shall be governed by the State and/or Country in which both Parties do business. In the event that the Parties do business in different States and/or Countries, this Agreement shall be governed by the HKSAR law.

16.	Entire Agreement. The Parties acknowledge and agree that this Agreement represents the entire agreement between the Parties. In the event that the Parties desire to change, add, or otherwise modify any terms, they shall do so in writing to be signed by both Parties.

The Parties agree to the terms and conditions set forth above as demonstrated by their signatures as follows:

For and on behalf of	Duly authorized person for and on behalf of
Creative Global Technology Limited	[Company Name]

HONG Shangzhao	Name:
Director

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